Exhibit 99.1

M2i Global, Inc. President & CEO Lieutenant General (Ret) Jeffrey W. Talley Joins the Board of Directors of the Company

Leading the Company’s Mission to Deliver Assured Access to Critical Minerals & Metals for National Defense and Economic Security

RENO, NV / ACCESSWIRE / July 25, 2024 / M2i Global, Inc. (“M2i,” the “Company,” “we,” “our” or “us”) (OTCQB:MTWO), a Company specializing in the development and execution of a complete global value supply chain for critical minerals for the U.S. government and U.S. free trade partners, is pleased to announce the appointment of its President & CEO Lieutenant General (Ret) Jeffrey W. Talley to the Board of Directors of M2i Global Inc.

Doug Cole, Executive Chairman of M2i, commented, “We’re very pleased to expand the role and commitment of General Talley, a proven leader in a wide range of both operational and strategical experiences. In his short time leading us as President & CEO, Jeff has demonstrated his seasoned and consummate professionalism in both the government and private sectors. We couldn’t be prouder and look forward to Jeff leading us into our next phase of growth.”

Lieutenant General (Ret) Jeffrey W. Talley, President and Chief Executive Officer of M2i, stated, “I am excited to join the Board of Directors and I look forward to pushing for a solid integration between increasing stock value supported by strong business operations. M2i is an engineering, research, and services company that leverages emerging technologies to advance the capabilities of the U.S. to deliver critical minerals and metals for National Defense and Economic Security. Our focus on Scrap & Recycling (low risk, steady returns), Mining, Processing, & Refining (higher risk, high returns), and Government & Defense industrial base (DIB) work provides us tremendous opportunities to leverage government and private monies through public private partnerships (P3s) projects. Our global relationships are strong and expanding. I am very optimistic about our future and impact.”

Lieutenant General (Ret) Jeffrey W. Talley is an accomplished senior executive and proven leader with experience in large-scale organizations, public private partnerships, national & cyber security, environmental & energy sustainability, disaster emergency management, infrastructure resilience, data analytics & AI, R&D, and higher education. Jeff’s career consists of a portfolio of academic, business, and government experiences. Prior to assuming his role, he served as President and CEO of The P3i Group, which he founded in 2020, providing senior management consulting to clients, with emphasis on the application of P3s to solve complex problems and create new opportunities. Prior to The P3i Group, Jeff served as Vice President and Global Fellow at IBM from 2016 thru 2020, IBM’s Global Government Industry practice, advising senior leadership on strategic issues to include emerging markets, business development, and acquisitions.

Jeff’s board experience includes serving as Chairman of the Board of Directors for BluMetric Environmental, a Canadian environmental consulting and water cleantech company, from March 2019 until July 2023. Jeff also served as a Member of the Board of Directors of the Environmental and Energy Study Institute, a 501(c)(3) non-profit organization focused on advancing science-based solutions for climate change, energy, and environmental challenges, from September 2019 until April 2023.

Jeff’s military career included duty in the U.S., Korea, Kuwait, and Iraq. His military service culminated in 2012 when he was appointed to the rank of Lieutenant General in the U.S. Army and to a four-year term as the Chief of Army Reserve & Commanding General of the U.S. Army Reserve Command; an organization of over 215,000 Soldiers/civilians, 134 general officers/executives, with an annual operating budget of $9B, and activities in over 30 countries, including all states/territories. He has received numerous medals/awards, including two Army Distinguished Medals and three Bronze Star Medals. He retired from the military in 2016 and was recognized by the U.S. Senate on June 28, 2016 with “Tribute to Lieutenant General Jeffrey W. Talley”, as reflected in the congressional record. On April 28, 2023, he was awarded the Gold de Fleury Medal, the highest honor bestowed by the Corps of Engineers, for “inspirational leadership to the Nation and the U.S. Army Engineer Regiment.”

Jeff’s academic positions held are: Assistant Professor, Associate Professor, Professor, Department Chair, Endowed Chair, Institute Director, Adjunct Professor, Advanced Leadership Fellow, Scholar-in-Residence, and Professor of the Practice, with appointments at the University of Notre Dame, Southern Methodist University, The Johns Hopkins University, Harvard University, and University of Southern California.

Jeff holds a Ph.D. in Civil & Environmental Engineering from Carnegie Mellon University, an Executive M.B.A. from the University of Oxford, an M.S.E. from The Johns Hopkins University, an M.L.A. from Washington University in St. Louis, an M.S.S. from the U.S. Army War College, an M.A. from Assumption College, and a B.S. from Louisiana State University. He is a registered Professional Engineer (P.E.), and a Board Certified Water Resources Engineer (BC.WRE).

About M2i Global, Inc. (OTCQB: MTWO)

M2i Global, Inc., through its subsidiary U.S. Minerals and Metals Corp., is an engineering, research, and services firm that brings together people, technology, and solutions from across government, business, not-for-profits, and academia to provide access and availability to critical minerals and metals for the purpose of defense and economic security. We aim to address this compelling need dictated by the evolving global environment predicated in terms of technology, energy, defense, and climate. The Company’s vision and purpose is to develop and execute a complete global value supply chain for critical minerals for the U.S. and its free trade partners and create a strategic mineral reserve in partnership with the U.S. Federal Government. The reality is that the world outside of China faces a significant dearth of critical minerals necessary to fuel its reemergent manufacturing base. This supply problem leads to a very clear economic opportunity for the Company and others to develop these resources and supply this exploding demand over the next decade and beyond.

For more information, please visit: https://www.M2icorp.com

FORWARD-LOOKING STATEMENTS:

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at www.sec.gov.

All forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement was made, except to the extent required by applicable securities laws.

Investor Contacts:

IR@M2icorp.com

SOURCE: M2i Global Inc